EXHIBIT 10.30



                                 TABLE OF CONTENTS

                                                                 Page

1. PREMISES                                                       1
2. TERMS OF LEASE                                                 1
3. RENTAL                                                         1
4. CPI ADJUSTMENT                                                 2
5. LATE CHARGE                                                    2
6. TAXES AND ASSESSMENTS                                          2
7. PURPOSE                                                        2
8. COMPLIANCE WITH LAW                                            2
9. ASSIGNMENT AND SUBLETTING                                      2
10. ACCEPTANCE AND MATINENANCE OF PREMISES                        3
11. LIENS                                                         3
12. ACCESSION                                                     3
13. WASTE                                                         3
14. HOLDOVER LESSEE                                               3
15. UTILITIES                                                     3
16. PROHIBITED ACTS                                               3
17. INSPECTION                                                    4
18. HAZARDOUS WASTES                                              4
19. BANKRUPTCY OR INSOLVENCY                                      4
20. DEFAULT                                                       5
21. LESSOR-LESSEE LIABILITY                                       5
22. ISURANCE                                                      5
23. WAIVER OF SUBROGATION                                         5
24. ATTORNEYS FEES                                                6
25. NON-WAIVER OF BREACH                                          6
26. CONDEMNATION                                                  6
27. HEIRS AND ASSIGNS                                             6
28. NOTICES                                                       6
29. CONSTRUCTION                                                  6
30. MODIFICATION                                                  7
31. TIME OF ESSENCE                                               7

                                 COMMERCIAL LEASE

     THIS COMMERCIAL LEASE is made effective November 1, 1998, by and between DESERT MIST COOLING, a California general partnership
("Lessor") and USA BIOMASS CORPORATION, A Delaware corporation
("Lessee").


                                    RECITALS:

A. Lessor is the successor in interest of California Artichoke and Vegetable Growers Corp., a California corporation ("Cal Art"), to certain real property and improvements located at 52-300
Enterprise Way, Coachella, Riverside County, California.

B. Lessee is the successor in interest to Enterprise Packing
Company, a California general partnership.

C. Cal Art and Lessee entered into that certain Commercial Lease
With Option to Purchase and Right of First Refusal date
November 1, 1993, as amended on February 9, 1995 ("Prior
Lease").

D. The parties want to terminate the Prior Lease, and enter into this Lease for the office space at the 52-300 Enterprise Way property, as outlined on Exhibit A, attached hereto and incorporated herein by this reference ("Leased Premises"). To accomplish this, the parties have concurrently executed that certain document entitled "Surrender of Leasehold," and hereby enter into this Lease on the terms and conditions stated herein.

     NOW, THEREFORE, the parties agree as follows:

     1. PREMISES. In consideration of the terms, covenants, conditions and obligations herein contained, to be kept, performed, and complied with by Lessee, and upon the condition that Lessee keeps, performs and complies with said terms, covenants, conditions and obligations, Lessor does hereby lease and demise unto Lessee, and Lessee does hereby rent from Lessor, the Leased Premises.

     2. TERM OF LEASE. The terms of this Lease shall be for two (2) years and shall commence on November 1, 1998, and shall terminate on October 31, 1000. Notwithstanding the previous sentence, either party may earlier terminate this Leased upon ninety (90) days' written notice to the other.

     3.  RENTAL.  Lessee shall pay Lessor rent of Three
Thousand Dollars ($3,000.00) per month ("Rent"), payable as follows:

                     Upon signing of this Lease    $12,000.00
                     June 1, 1999                  $12,000.00
                     July 1, 1999                  $12,000.00

        Commencing on November 1, 1999, Lessee shall pay Lessor the sum of Three Thousand Dollars ($3,000.00) per month, plus the CIP
Adjustment as determined in Paragraph 4, on the first day of each and every month until the end of the lease term.

      4. CPI ADJUSTMENT. On November 1, 1999, Rent shall increase by an amount equal to the product obtained by multiplying the Rent in effect as of November 1, 1998, by a fraction, the numerator of which is the Index, as defined below, for September 1999, and the denominator of which is the Index for September 1998. In no event shall there be a downward adjustment of Rent

        The term Index as used in this Lease means the Consumer Price Index for All Urban Consumers, for the San Francisco-Oakland-San Jose area (1982-1984=100, published by the Bureau of Labor Statistics of the U.S. Department of Labor. If the Bureau of Labor Statistics revises the Index, the parties agree that the Bureau of Labor Statistics will be the sole judge of the comparability of successive indexes, but that agency fails to supply indexes that it deems comparable, or of no succeeding index is published, then the parties shall negotiate to determine an appropriate alternative published price index.

     5. LATE CHARGE. A late charge of six percent (6%) of any installment due shall be paid as additional Rent if such installment is not paid within ten (10) days of its due date. All unpaid Rent shall also bear interest at the rate of ten percent (10%) per annum from its due date until paid.

     6. TAXES and ASSESSMENTS. Lessor agrees to pay all real property taxes attributable to the Leases Premises and any improvements thereon during the lease term. Lessee agrees to pay all personal property taxes assessed against any tools, equipment or other personal property maintained on the premises by Lessee, whether or not assessed by the Assessor as realty or as personal property during the term hereof.

     7. PURPOSE. During the term of this Lease, Lessee covenants to use the Leased Premises and improvements situate thereon solely for the purpose of using the office space for administrative purposes, and purposes incidental thereto. At the end of Lessee's occupancy, Lessee shall leave the Leased Premises clean and neat, and in the same physical condition as when possession was taken, reasonable wear and tear excepted.

     8. COMPLIANCE WITH LAW. Lessee covenants that during the term of this Lease, Lessee shall comply with the requirements of all governmental authorities, applicable to the use or occupancy of, or in any manner related to the Leased Premises or connected with the enjoyment thereof.

     9. ASSISGNMENT AND SUBLETTING. Lessee shall not sell, transfer, assign, mortgage or hypothecate this Lease, or any interest in his Lease, nor permit the use of said premises by any person or persons other than said Lessee, nor sub-let the premises or any part thereof, without the prior written consent of Lessor, which consent Lessor shall not unreasonably withhold.

     10. ACCEPTANCE AND MAINTENANCE OF PREMISES. Lessee has examined and inspected and knows the condition of the premises and every part thereof, acknowledges that they are in satisfactory condition for occupancy for the purposes contemplated by this Lease, and agrees to receive and accept them in their present condition.

     11. LIENS. Lessee covenants to keep the premises and any and all alterations, improvements and changes thereof, free and clear of liens of every kind and character whatsoever during the term hereof, not matter what the source thereof, or the reason therefor, which may arise during the term of the tenancy hereby created from the use of occupancy of the premises by Lessee, or from any work, labor or material furnished to or performed upon said premises. Lessee further covenants to indemnify and to hold Lessor free and harmless of and from any and all loss or damage arising by virtue of any such liens or claims of lien, including attorneys' fees and any other expense reasonably incurred by Lessor in defense against the same. Lessor shall have the right to post and maintain on said premises such notices of nonresponsibility or nonliability as Lessor may deem appropriate to avoid liability for or subjection to liens.

     12. ACCESSION. All alternations, improvements, additions or fixtures, other than trade fixtures not permanently affixed to realty, that may be made, constructed or installed upon the demised premises by either of the parties hereto, and that in any manner are attached to the floors, walls or ceilings, shall be and become the property of Lessor without cost, and at the termination of this Lease shall remain upon and be surrendered with the premises as part thereof without disturbance, molestation, or damage thereto. Any floor covering that may be cemented, nailed, tacked or otherwise affixed to the floor of the premises shall be and become the property of Lessor.

     13. WASTE. Lessee shall not commit, nor suffer to be committed, any waste, legal, equitable or otherwise, to or upon the demised premises or any part thereof.

     14. HOLDOVER LESSEE. It is covenanted that there shall be no renewal or extension of this Lease except upon execution of a written agreement by the parties.

     15. UTILITIES. Lessee shall pay for all light, service charges, license charges, power and other services or utilities furnished to the demised premises.

     16. PROHIBITED ACTS. Lessee covenants not to do, nor permit to be done, anything in, on, or about the premises, nor to bring, nor keep anything therein which will in any way affect fire or other insurance upon the entire property, building, or any of its contents other than as shall be specifically allowed elsewhere in this Lease, nor which will violate any law or regulation which now may be or which may hereinafter be enacted or promulgated by any governmental authority, or which may in any way obstruct or interfere with the rights of others, or injure, or annoy. Them. It is further covenanted by Lessee that should there by any increase of fire or other insurance rates on any insurance held by Lessor on the demised premises, which increase is caused by or is attributable to the equipment, installations, alterations, or the business conducted by Lessee, the monthly rental to be paid by Lessee shall be raised correspondingly to cover the increase in such insurance rates.

     17. INSPECTION. Lessor and Lessor's agents shall have the right to enter into and upon the demised premises at all reasonable times, and in emergencies at all times, for the purposes of inspecting the same, protecting Lessor's reversion, making repairs, additions, or alternations to the premises or, for any lawful purposes, without any rebate to Lessee or reduction of Rent for any loss of occupancy or quiet enjoyment of the premises, or damage or inconvenience thereby occasioned.

     18. HAZARDOUS WASTES. Lessee shall at all times and in all aspects comply with all federal, state and local laws, ordinances and regulations relating to industrial hygiene, Environmental protection and the use, analysis, generation, application, storage and disposal of any hazardous, toxic, contaminated or polluting materials.

Lessee shall at its own expense procure, maintain and comply with all permits, licenses and other governmental and regulatory approvals required for Lessee's use, storage, handling, transportation or disposal on the leased premises of any hazardous, toxic, contaminated or polluting materials.

Upon termination of this lease, Lessee shall cause all hazardous, toxic, contaminated or polluting materials which lessee has caused to be deposited on the premises to be removed from the leased premises, and to be transported and disposed of in accordance with all applicable laws.

Lessee shall indemnify, defend, protect and hold Lessor free and harmless from and against any and all claims, liabilities, penalties, losses or expenses (including attorneys' fees) or death of or injury to any person or damage to any property arising from or caused in whole or in part, directly or indirectly, by (i) Lessee's use, analysis, storage, transportation, disposal, release or discharge in, on, under or about the leases premises, of any hazardous, toxic, contaminated or polluting materials; or (ii) Lessee's failure to comply with any law, regulation or permit pertaining to the use, analysis, storage, transportation, disposal, release or discharge in, on, under or about the leases premises, or any hazardous, toxic, contaminated or polluting materials. Lessee's obligations hereunder shall include all costs of any required or reasonably necessary investigation, response, repair, cleanup, detoxification or decontamination of the leased premises. For purposes of this indemnification clause, any acts or omissions or employees, agents, assignees, contractors or subcontractors of Lessee shall be strictly attributable to Lessee.

     19. BANKRUPTCY OR INSOLVENCY. If Lessee should execute a voluntary assignment of this Lease without the prior written consent of Lessor or if there should occur any assignment hereof by operation of law on account of any act of Lessee, or if Lessee should file any petition in bankruptcy or any petition for extension or composition of creditors or become insolvent or make any assignment of any of Lessee's property for the benefit of Lessee's creditors, or if any involuntary bankruptcy proceedings should be initiated against Lessee (and Lessee fails to obtain the dismissal of such proceedings within thirty (30) days after same are filed), or if any receiver be appointed of the business or assets of Lessee, this Lease, at the election of Lessor, shall thereupon immediately terminate, and neither this Lease nor any interest herein shall be assignable by any process of law or be treated as an asset of Lessee thereafter, nor shall it pass under the control of any trustee or assignee of Lessee by virtue of any such proceedings or acts of Lessee. If any such act or proceeding shall occur, Lessor may terminate this Lease by giving written notice to Lessee stating Lessor's election to so terminate, and all rights of Lessee hereunder shall thereupon terminate, and Lessor may promptly re-enter upon said premises.

     20. DEFAULT. Lessee's failure to perform any provision of this Lease, including the failure to pay Rent when due, if the failure to perform is not cured within three (3) days after notice has been given to Lessee constitutes a default under this Lease. In the event of default, Lessor may, in addition to any other rights and remedies given by law, terminate this Lease and exercise remedies relating to it, including all of the rights and remedies of a lessor provided in California Civil Code section 1951.2. Further, the Lessor has the remedy, in addition to any other rights and remedies given by law, described in California Civil Code section 1951.4 (Lessor may continue Lease in effect after Lessee's breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations).

     21. LESSOR-LESSEE LIABILITY. Lessor shall not be liable for any loss or damage that may result to any property belonging to Lessee, located in, on, or about said demised premises or for any damage or injury to any person or any property occurring or arising in, on, or about said premises from any cause whatsoever. Lessee hereby covenants to save and hold Lessor harmless from and to defend Lessor against any suit or claim or demand for damage or injury to any person or properties sustained in, on, or about the demises premises from any cause whatever during the term hereof.

     22. INSURANCE. Lessee shall procure, at Lessee's own expense, on or before the date of the commencement of the term of this Lease, and shall maintain continuously during the entire term hereof, public liability insurance in the amount of $1,000,000.00 for the injury or death of any one person, $3,000,000.00 for the injury or death of any number of persons in any one accident, and $1,000,000.00 for property damage. The policy or policies of insurance shall list Lessor as an additional insured. Lessee agrees to assume exclusive responsibility for all of Lessee's fixtures, equipment and personal property, and to hold Lessor free and harmless for any damages that may occur to said property from any cause. Lessee shall deliver to Lessor copies of all such required policies of insurance, when obtained, and certificates evidencing the insurance coverage herein provided for when due. In addition, all policies required to be kept under this Lease shall provide that Lessor is given thirty (30) days written notice prior to the cancellation of such policies.

     23. WAIVER OF SUBROGATION. Lessor and Lessee grant to each other, on behalf of any insurer providing insurance to either of them with respect to the demised premises or any property located thereon, a waiver of any right of subrogation which any such insurer of one party may acquire against the other by virtue of payment of any loss under such insurance.

     24. ATTORNEYS' FEES. If either party brings an action to enforce the terms hereunder, or any rights hereunder, the prevailing party shall be entitled to reasonable attorneys' fees.

     25. NON-WAIVER OF BREACH. Lessor's failure to take advantage of or act upon any default or breach of covenant on the part of Lessee shall not be a waiver thereof; nor shall any custom or practice which may grow up between the parties hereto in the course of administering this Lease be construed to waive, lessen or limit the right of Lessor to insist upon the performance of any and all terms, covenants, conditions, and obligations hereof, or to exercise any right given Lessor on account of any default. A waiver of a particular breach or default shall not be a waiver of the same or any other subsequent breach or default. Lessor's consent to or the approval of any act by Lessee requiring Lessor's consent or approval shall not be deemed to waive or render unnecessary Lessor's consent to or approval of any subsequent or similar act by Lessee.

     26. CONDEMNATION. All compensation awarded or paid upon a total or partial taking of the fee title of the premises shall belong to lessor, whether such compensation for the taking or diminution in value of the leasehold or of the fee; provided, however, the Lessor shall not be entitled to any awarded made to Lessee for depreciation or damage to, or cost of removal of, stock and fixtures, if any. Each party agrees to execute and deliver to the other all instruments that may be required to effectuate the provisions of this paragraph, and Lessee shall assign to Lessor, and appoint Lessor to act for Lessee in all matters of condemnation, except for Lessee's specific rights to damages as set forth hereinabove.

     27. HEIRS AND ASSIGNS. All terms, conditions, covenants, and obligations contained in this Lease shall be binding upon and inure to the benefit of the heirs, successors, legal representatives and assigns of the parties hereto.

     28. NOTICES. Unless otherwise provided in this Lease, any notice, tender or delivery to be given under this Lease by either party to the other may be effected by personal delivery in writing, or by registered or certified mail, postage prepaid, return receipt requested, and shall be deemed communicated as of the depositing in the United States mail, certified mail, return receipt requested, postage prepaid, and addressed as follows:

          To Desert Mist:     Desert Mist Cooling
                              10855 Cara Mia Parkway, Suite A
                              Castoville, CA  95012

          To Enterprise:      USA Biomass Corporation
                              52300 Enterprise Way
                              Coachella, CA  92236

Or at such other address as either party may from time to time designate to the other in writing. Personal delivery or service upon any of the parties named above shall be sufficient notice.

     29. CONSTRUCTION. Each term, covenant, condition and obligation of this Lease to be performed by Lessee shall be construed to be both a covenant and a condition. The marginal headings or titles to the paragraphs of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part of this Lease. Whenever the singular number is used in this Lease an when required by the context, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders, and the word "person" shall include corporation, firm, partnership, or association. The obligations imposed herein upon Lessee shall be joint and several.

     30. MODIFICATION. This instrument contains all the agreements and conditions made between the parties to this Lease and may not be modified orally or in any manner other than by agreement in writing signed by all the parties to this Lease or their respective successors in interest.

     31. TIME OF ESSENCE. Time is of the essence of each term, covenant, condition and obligation of this Lease.



     IN WITNESS WHEREOF, the parties hereto have executed this Commercial Lease as of the date first hereinabove written.


DESERT MIST COOLING                    USA BIOMASS CORPORATION
A California general partnership       A Delaware corporation

By: California Artichoke and           By: /S/ ROBERT A. WRIGHT
    Vegetable Growers Corp.,                --------------------
    A California Corporation               Robert A. Wright
                                           President

    By: /S/ C. EDWARD BOUTONNET        By: /S/ Fred H. Behrens
        -----------------------            ---------------------
        C. Edward Boutonnet                Fred H. Behrens
        President                          Chairman of the Board

    By: /S/ LES TOTTINO
        -----------------------
        Secretary
        General Partner